Exhibit 10.5

27th March 2019

No. 17-03, Q Sentral

2A, Jalan Stesen SentraI 2

KL Sentral

50470 Kuala Lumpm

Dear Sirs,

LETTER OF ENGAGEMENT

Baritech Sdn Bhd (Company No. 1055192-W) (“Baritech” , “we”, “us”) are pleased to assist ARBIOT Sdn Bhd (Company No. 1319647-A) (“the Company”), with shared service of Project Management and Business Application for Internet of Things System, Engineering, Procurement, Commissioning and Management (“IoT SEPCM”) project with Perkasa Selalu Sdn. Bhd (Company No. 1101050-M).

1. Engagement and Services

(a) Engagement. The Company hereby engages Baiitech to provide and perform the scope of work set fotth in Appendix A attached hereto (the “Scope of Work”), and Baritech hereby accepts the engagement.

(b) Standard of Services. All Services to be provided by Baritech shall be performed with promptness and diligence in a workmanlike manner and at a level of proficiency to be expected of an expe1tise with the background and experience of Project Management and specific requirements as confirmed with the Company.

(c) Tools. Instruments and Equipment. Consultant shall provide Consultant’s own tools, instruments and equipment and place of performing the Services, unless otherwise agreed between the Parties.

2. Project Fees and Expenses

(a) Project Fee. In consideration of the Service to be rendered hereunder, the Company shall pay Project fee as set f01th in Appendix B.

(b) Expenses. Baritech shall be entitled to reimbursement for all pre-approved expenses reasonably incurred in the performance of the Services, upon submission and approval of written statements and receipts in accordance with the then regular procedures of the Company.

(c) Payment. Baritech shall submit the Company invoice detailing the project performed during the preceding month and the amount due. All such invoices shall be due and payable with the credit term given after receipt thereof by the Company.

3. Duration of Contract.

The tenure of this Contract is FOUR(4) years.

4. Termination

This Engagement may be terminated by the Company, without cause and without liability, by g1vmg THIRTY(30) calendar days written notice of such termination to Baritech. This Engagement may be terminated by either Party by giving THIRTY(30) calendar days written notice of such termination to the other Party in the event of material breach by the other Party.

5. Confidential Information

(a) Defined. In this Engagement the term “Confidential Information” shall mean the Work Product and any and all information relating to the Company’s business, including, but not limited to, research, developments, product plans, products, services, diagrams, formulae, processes, techniques, technology, firmware, software, know-how, designs, ideas, discoveries, inventions, improvements, copyrights, trademarks, trade secrets, customers, suppliers, markets, marketing, finances disclosed by Company either directly or indirectly in writing, orally or visually, to Baritech. Confidential Information does not include information which:

1.	is in or comes into the public domain without breach of this Engagement by Baritech,

11.	was in the possession of Baritech prior to receipt from the Company and was not acquired by Baritech from the Company under an obligation of confidentiality or non-use,

111.	is acquired by Baritech from a third party not under an obligation of confidentiality or non-use to the Company, or

1v.	is independently developed by Baritech without use of any Confidential Info1mation of the Company.

b) Obligations of Non-Disclosure and Non-Use. Unless otherwise agreed to in advance and in writing by the Company, Baritech will not, except as required by law or court order, use the Confidential Information for any purpose whatsoever other than the performance of the Services or disclose the Confidential Information to any third party.

Baritech may disclose the Confidential Information only to those of its employees who need to know such information. In addition, prior to any disclosure of such Confidential Information to any such employee, such employee shall be made aware of the confidential nature of the Confidential Information and shall execute, or shall already be bound by, a non-disclosure agreement containing terms and conditions consistent with the terms and conditions of this Engagement. In any event, Baritech shall be responsible for any breach of the terms and conditions of this Engagement by any of its employees. Baritech shall use the same degree of care to avoid disclosure of the Confidential Information as it employs with respect to its own Confidential Information of like importance, but not less than a reasonable degree of care.

6. Other Terms and Conditions.

The General Conditions and any Special Conditions are attached hereto as and made a part of this Contract. In the event of a conflict between the General Conditions and the Special Condition, the Special Conditions shall control.

7. Interference with Business

(a) Non-Competition. During the term of this Engagement, Baritech will engage in no business or other activities which are, directly or indirectly, competitive with the business activities of the Company without obtaining the prior written consent of the Company.

(b) Non-Solicitation. Baritech agrees that for a period of one (1) year after termination of this Engagement, Consultant shall not:

1.	divert or attempt to divert from the Company any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers, or

11.	employ, solicit for employment or recommend for employment any person employed by the Company, during the Consultancy Period and for a period of one (1) year thereafter.

8. Force Majeure

Either Party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, strikes, lock-outs or other serious labour disputes, riots, earthquakes, floods, explosions or other acts of nature.

The obligations and rights of the Party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the Parties’ respective obligations hereunder shall resume.

9. Non-Publicity

Each of Company and Baritech agree not to disclose the existence or contents of this Engagement to any third party without the prior written consent of the other Party except:

1.	to its advisors, attorneys or auditors who have a need to know such information,

11.	as required by law or court order,

111.	as required in connection with the reorganization of a Party, or its merger into any other corporation, or the sale by a Party of all or substantially all of its properties or assets, or

1v.	as may be required in connection with the enforcement of this Engagement.

10. Assignment

The Services to be performed by Baritech hereunder are business in nature, and Company has engaged Baritech as a result of our expertise relating to such Services. We, therefore, agrees that it will not assign, sell, transfer, delegate or otherwise dispose of this Engagement or any tight, duty or obligation under this Engagement without the Company’s prior written consent. Nothing in this Engagement shall prevent the assignment by the Company of this Engagement or any tight, duty or obligation hereunder to any third party.

11. General Provisions

(a)	Complete engagement: This engagement letter together with all exhibits which are incorporated herein by reference is the sole and entire arrangement between the parties. This engagement letter supersedes all prior understandings, arrangements and documentation relating to such subject matter. In the event of a conflict between the provisions of the main body of the engagement letter and any attached exhibits, the engagement letter shall take precedence.

(b)	Modifications to engagement: Modifications and amendments to this engagement letter, including any exhibit hereto, shall be enforceable only if they are in writing and are signed by authorized representatives of both parties.

(c)	Notices: All notices and other communications given in connection with this engagement shall be in writing.

12. Signatures

(a)	Each party represents and warrants that on this date they are duly authorized to bind their respective principals by their signatures.

This letter constitutes the entire understanding of the parties. Any changes or modification thereto must be in writing and signed by both parties.

The undersigned agrees to the terms of this letter on behalf of his or her organization or business.

Client has right to terminate the contract and cease to pay the remaining fees if the software is not meeting client expectations according to the agreed stages.

On behalf of the Client	Company Stamp:

(Authorised signature):
/s/ Dato’ Liew Kok Leong

Name: Dato’ Liew Kok Leong
I/C No.: 730618-08-5777
Date:
Company Stamp:

Baritech Sdn. Bhd.

(Authorized signature)
/s/ Lee Hooi Ching

Name: Lee Hooi Ching
I/C No.: 830602-02-5786
Date:

APPENDIX A

Scope of Work for Project Management of Internet of Things

The Project Management may cover, but are not limited to, technology, risk, operations, business and project planning consulting, system reengineering, value engineering in System Application Management and talent introduction, and may comprise, but are not limited to, the following:

●	provide and implement Shared Service in Business Application and Application Management for loT;

●	configure and improve the quality control and debugging of the system quality;

●	provide project management in Knowledge Process Outsourcing (KPO) service in Business Operation and Technical Analysis;

●	provide support and technical service and related maintenance for the Business Application and Application Management;

●	Ad hoc project service.

APPENDIX B

Project Fee

The total amount of this Engagement project management is RM76,000,000.

Payment Schedule

The methods of payment for the items listed in the pricing schedule are as follows:

Item	Description	Payment Terms
1	Preliminary Billing

The percentage shall include all expenses relating to required inputs, activities and output for the Project(s) and the confirmed services in Appendix A, Scope of Consulting for Project Management.

Fees for the services will be payable upon signing this Letter; balance will be made monthly on the basis of agreed work completed.

2	Progressive Invoice Progressive billing which agreed by both parties	The progress billing shall include all expenses relating to required inputs, activities and output for the Project(s) and the confirmed services in Appendix A, Scope of Work for Project Management.
3	Additional Services (RM) (Fixed price subject to the project(s) budget for construction.)

The fixed price for additional services as agreed with the Company shall include all expenses relating to required inputs, activities and outputs as agreed with the Company. Payment for the project management will be made monthly on the basis of agreed work complete.